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                                                                    EXHIBIT 99.4

                               PICO HOLDINGS, INC
                         875 Prospect Avenue, Suite 301
                               La Jolla, CA 92037


                                                              ___________, 2000

To Securities Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        RE:  RIGHTS OFFERING FOR SHARES OF COMMON STOCK OF PICO HOLDINGS, INC.

        PICO Holdings, Inc. (the "Company") is offering, upon the terms and subject to the conditions set forth in the enclosed Prospectus dated __________, 2000 (the "Prospectus"), rights to purchase shares of its common stock, $.001 par value (the "Common Stock"), to holders of record ("Holders") of its Common Stock on March 1, 2000 (the "Record Date").

        Pursuant to the rights offering, each Holder will have the right to purchase one share of Common Stock for every two shares of Common Stock held by such Holder on the Record Date at the subscription price of $15.00 per share.

        We are asking you to contact your clients, for whom you hold shares of Common Stock registered in your name or in the name of your nominee or who hold shares of Common Stock registered in their own names, to obtain instructions as to whether your clients would like you to purchase shares of our common stock pursuant to the rights offering.

        We have enclosed copies of the following documents:

        1.      the Prospectus;

        2.      "Instructions for Completing the Subscription Agreement";

        3.      the Subscription Agreement;

        4. a form of a letter which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee;

        5. a return envelope addressed to Harris Trust Company of New York, as Subscription Agent;

        6.      Substitute Form W-9;

        7.      Rights certificate; and

        8.      Guidelines for certification of taxpayer identification number.



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        Your prompt action is requested. The rights offering will expire at 5:00
p.m., Eastern Standard Time, on March 27, 2000, unless extended by the Company in its sole discretion (the "Expiration Date").

        To participate in the rights offering, properly completed and executed Subscription Agreements, rights certificates, and payments in full for all shares of Common Stock purchased must be delivered to the Subscription Agent as indicated in the Subscription Agreement and the Prospectus prior to 5:00 p.m., Eastern Standard Time, on the Expiration Date.

        Corporate Investor Communications, Inc., PICO's Information Agent, has agreed to provide services to PICO in connection with the rights offering. If you require assistance, please contact our Information Agent toll-free at 1-877-977-6190. Banks and brokers, please call 201-896-1900.

                                            Very truly yours,



                                            PICO Holdings, Inc.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE SUBSCRIPTION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE RIGHTS OFFERING, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.